LAW OFFICE OF JILLIAN SIDOTI
34721 Myrtle Court
Winchester, CA 92596
(323) 799-1342

February 11, 2010

CommonWealth Realty Partners, Inc.
Board of Directors
50 Federal Street
Newburyport, MA 01950
Telephone: 978-255-2949

RE:              CommonWealth Realty Partners, Inc.
Registration Statement on Form S-1

Gentlemen:

I have been retained by CommonWealth Realty Partners, Inc., a Nevada corporation (the "Company"), in connection with the Registration Statement (the "Registration Statement") on Form S-1, relating to the offering of 1,500,000 shares of Common Stock of the Company. You have requested that I render my opinion as to whether or not the securities proposed to be issued on terms set forth in the Registration Statement will be validly issued, fully paid, and non-assessable.

In connection with the request, I have examined the following:

1. Certificate of Incorporation of the Company;
2. Bylaws of the Company;
3. The Registration Statement; and
4. Unanimous consent resolutions of the Company’s Board of Directors.

I have examined such other corporate records and documents and have made such other examinations, as I have deemed relevant.

Based on the above examination, I am of the opinion that the securities of the Company to be issued pursuant to the Registration Statement are validly authorized and, when issued in accordance with the terms set forth in the Registration Statement, will be validly issued, fully paid and non-assessable under the corporate laws of the State of Nevada.

We hereby consent to the filing of this opinion as Exhibit 5.1and by reference, Exhibit 23.2, to the Registration Statement and to the reference to our firm under “Experts” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

/s/
Jillian Ivey Sidoti